UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2026

Century Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40498	84-2040295
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

25 North 38th Street, 12th Floor Philadelphia, Pennsylvania	19104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (267) 817-5790

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
Common Stock, par value $0.0001 per share	IPSC	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 9, 2026, the Board of Directors (the “Board”) of Century Therapeutics, Inc. (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board, increased its size from six to seven directors and appointed Mr. Joseph Truitt as a member of the Board, effective as of September 9, 2026 (the “Effective Date”). Mr. Truitt will serve as a Class I director with a term expiring at the 2028 Annual Meeting of Stockholders, or until his successor is duly elected and qualified or until his earlier resignation, death or removal. Mr. Truitt will serve as a member of the Compensation Committee of the Board.

Mr. Truitt, 62, currently serves as Chief Executive Officer of iECURE, Inc., a gene editing company, a role he has held since March 2021. Since May 2020, Mr. Truitt has served as a member of the board of directors of Larimar Therapeutics, Inc. (Nasdaq: LRMR). Mr. Truitt has also served as a director of Code Biotherapeutics, Inc., a gene therapy development company, since December 2020. From May 2018 until April 2020, Mr. Truitt served as President, Chief Executive Officer and member of the board of directors of Achillion Pharmaceuticals, Inc. (“Achillion”, formerly Nasdaq: ACHN), a clinical-stage biopharmaceutical company developing small molecule drug therapies for immune system disorders, which was acquired by Alexion Pharmaceuticals, Inc., a global biopharmaceutical company, in January 2020. From April 2020 through December 2020, Mr. Truitt served as Chief Executive Officer of BioSpecifics Technologies Corp. (formerly Nasdaq: BSTC), a biopharmaceutical company that develops collagenase-based therapies, which was acquired by Endo International plc in December 2020. Before joining Achillion, from July 2006 to December 2008, Mr. Truitt served as Vice President, Business Development and Product Strategy of Lev Pharmaceuticals, Inc. and, from 2000 to 2006, he served as Vice President, Sales and Operations of Johnson & Johnson – OraPharma, Inc. Prior to this, Mr. Truitt spent nine years at TAP Pharmaceuticals Inc. in a variety of sales and marketing roles before a two-year role as a consultant at IMS Health Inc. Mr. Truitt received his B.S. in Marketing from La Salle University and his M.B.A. from St. Joseph’s University in Pharmaceutical Marketing. Mr. Truitt previously was a Captain in the United States Marine Corps.

Mr. Truitt will be compensated for his service as a non-employee director pursuant to the Company’s Non-Employee Director Compensation Policy. Mr. Truitt will receive an initial option award to purchase 148,000 shares of the Company’s common stock pursuant to the Company’s 2021 Equity Incentive Plan (the “Initial Option Grant”). The Initial Option Grant shall vest in equal monthly installments over a period of 36 months following the Effective Date, subject to Mr. Truitt’s continued service with the Company. Mr. Truitt is also entitled to receive an annual cash retainer of $40,000 as a member of the Board. The Company entered into an indemnification agreement with Mr. Truitt in substantially the same form as those entered into with the other directors of the Company.

The Board has determined that Mr. Truitt is an independent director under the applicable Nasdaq listing rules. There are no family relationships between Mr. Truitt and any of the directors or executive officers of the Company, and there are no transactions in which Mr. Truitt has a direct or indirect material interest requiring disclosure under Item 404(a) of Regulation S-K. There is no arrangement or understanding between Mr. Truitt and any other person pursuant to which Mr. Truitt was selected as a director of the Company.

Item 7.01	Regulation FD Disclosure

On September 9, 2026, the Company issued a press release announcing the appointment to the Board as discussed above. The full text of this press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein. The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference to such filing.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Document
99.1	Press Release of Century Therapeutics, Inc., dated September 9, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTURY THERAPEUTICS, INC.

By:	/s/ Brent Pfeiffenberger, Pharm.D., M.B.A.
Name:	Brent Pfeiffenberger, Pharm.D., M.B.A.
Title:	President, Chief Executive Officer and Chairman of the Board of Directors

Date: September 9, 2026